Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is hereby entered into to be effective from and following September 1, 2021 (the “Effective Date”), between Tenet Healthcare Corporation (the “Company”) and Saumya Sutaria (“Executive”).

W I T N E S S E T H

WHEREAS, the Company and Executive are party to that certain Employment Agreement, dated as of November 27, 2018 (the “Prior Agreement”);

WHEREAS, the Company currently employs Executive as the President and Chief Operating Officer of the Company and a member of the Board of Directors;

WHEREAS, in furtherance of the Company’s long-term planned leadership succession transition, the Company desires to promote Executive to the role of Chief Executive Officer effective as of the Effective Date; and

WHEREAS, the Company and Executive desire to enter into this Agreement as to the terms of Executive’s employment with the Company from and after the Effective Date, which will supersede the Prior Agreement in its entirety effective as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Employment Term. The Company agrees to employ Executive pursuant to the terms of this Agreement, and Executive agrees to be so employed, for a term commencing as of the Effective Date and ending on December 31, 2025 (the “Initial Term”). After the Initial Term, the term of this Agreement shall be automatically extended for successive one-year periods (each, a “Subsequent Term”) (the Initial Term and any Subsequent Terms, collectively, the “Term”), provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least one hundred eighty (180) days prior to the end of the Initial Term or any such subsequent anniversary date. Notwithstanding the foregoing, Executive’s employment hereunder may be earlier terminated in accordance with Section 4 hereof. The period of time between the Effective Date and the termination of Executive’s employment hereunder shall be referred to herein as the “Employment Period.”

2. Position and Duties. Except as otherwise mutually agreed by the parties, for the duration of the Employment Period:

(a) Executive will serve as Chief Executive Officer of the Company, reporting directly to the Executive Chairman of the Board of Directors of the Company (the “Board”) or, if none, to the Board. During the Employment Period, Executive will serve as a member of the Board.

(b) Executive’s primary office location shall be in the San Francisco Bay Area, although Executive understands and agrees that Executive will be required to travel from time to time for business reasons.

(c) Executive shall have such responsibilities, duties and authorities, and will render such services for the Company and its subsidiaries or affiliates as the Executive Chairman or, if none, the Board may reasonably request from time to time. During the Employment Period, Executive will devote substantially all of Executive’s business time, energy and efforts to Executive’s obligations hereunder and to the affairs of the Company; provided that the foregoing shall not prevent Executive from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board, other for-profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing Executive’s passive personal investments, so long as such activities in the aggregate do not interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict.

(d) Executive will be employed by Tenet Employment, Inc. for all purposes under this Agreement.

3. Compensation and Benefits.

(a) Base Salary. As of the Effective Date, Executive shall receive an annual base salary equal to $1,200,000 per annum, payable by the Company in regular installments in accordance with the Company’s general payroll practices, less taxes and other applicable withholdings (as may be increased from time to time, the “Base Salary”).

(b) Annual Bonus. For each calendar year commencing during the Employment Period, Executive shall be eligible to receive an annual incentive payment (the “Annual Bonus”) based on a target bonus opportunity of no less than 125% of Executive’s Base Salary (the “Target Annual Bonus”), with the actual Annual Bonus amount calculated based upon the attainment of one or more performance-based objectives established by the Board or the Human Resources Committee of the Board (the “Committee”) in its sole discretion. The Annual Bonus shall be subject to the terms and conditions of the annual bonus plan adopted by the Board or the Committee, under which bonuses are generally payable to senior executives of the Company. The Annual Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company, subject to Executive’s continuous employment through the applicable payment date, except as otherwise set forth in this Agreement. Notwithstanding anything herein to the contrary, the Board or Committee may grant Executive discretionary bonuses from time to time in its sole and absolute discretion.

(c) Equity and Other Long-Term Incentive Awards.

(i) Executive shall be eligible to receive equity and other long-term incentive awards under any applicable plan adopted by the Company during the Employment Period for which employees are generally eligible. The actual level of Executive’s participation in any such plan shall be consistent with Executive’s position as Chief Executive Officer of the Company, and the terms and conditions of any award granted under such plan shall be determined in the sole discretion of the Board or Committee from time to time. Grants of such equity and other long-term incentive awards shall be made annually (commencing with the Company’s 2022 fiscal year) at the same time grants of equity and other long-term incentive awards are made to other similarly-situated executives. Subject to Executive’s continued employment with the Company, the granted equity and other long-term incentive awards shall vest on the same basis as equity and other long-term incentive awards granted to similarly-situated executives vest, unless vesting is otherwise accelerated in accordance with Section 4 below.

(ii) All equity and other long-term incentive awards granted to Executive prior to the Effective Date (together with any future equity or other long-term incentive awards, the “Long-Term Incentive Awards”) shall remain in full force and effect in accordance with the documents evidencing such awards (including, without limitation, the Prior Agreement).

(d) Employee Benefits. In addition, during the Employment Period, Executive shall be entitled to participate in the Company’s benefits generally available to executive-level employees, including, for the avoidance of doubt, the Company’s then-active health and welfare plans, deferred compensation plans, 401(k) retirement savings plan and the Company’s Executive Retirement Account (which shall include an annual Company contribution of no less than $250,000), subject, in each case, to the eligibility and participation requirements thereof; provided, however, that Executive shall not participate in any severance plan or policy maintained by the Company for the benefit of senior executives.

(e) Expenses. During the Employment Period, the Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. In addition, Executive shall be entitled to use of the Company’s airplane for business and personal use (personal use not to exceed fifty (50) hours per calendar year) without reimbursement to the Company in accordance with the Company’s policies as in effect from time to time and consistent with past practice.

(f) Legal Fees. Upon presentation of appropriate documentation, the Company shall pay Executive’s reasonable counsel fees incurred in connection with the negotiation and documentation of this Agreement, up to a maximum of $10,000, which shall be paid within sixty (60) days following the Effective Date.

4. Termination.

(a) The Employment Period shall terminate upon the first to occur of the following:

(i) the end of the Term following notice by either party of an election not to renew the Term in accordance with Section 1 hereof;

(ii) upon advance written notice of Executive’s voluntary resignation with Good Reason;

(iii) immediately upon Executive’s death or Disability;

(iv) immediately upon a termination by the Company for Cause; or

(v) immediately upon written notice by the Company without Cause or upon one hundred eighty (180) days’ advance written notice by Executive without Good Reason (the date of such terminations set forth in (i) through (v) herein, the “Termination Date”).

Effective automatically as of any such Termination Date and without any further action taken by Executive, Executive will be deemed to effectively resign from all positions, offices and directorships with the Company and any affiliate and subsidiary of the Company, as well as from any positions, offices and directorships on the Company’s and its affiliates and subsidiaries’ foundations, benefit plans and programs.

(b) Death; Disability. Executive’s employment and the Employment Period shall terminate automatically upon Executive’s death. The Company may terminate Executive’s employment and the Employment Period immediately upon the occurrence of a Disability, such termination to be effective upon Executive’s receipt of written notice of such termination. Upon Executive’s death, or in the event that Executive’s employment and Employment Period ends on account of Executive’s Disability, Executive or Executive’s estate, as applicable, shall be entitled to the following:

(i) any accrued but unpaid Base Salary through the Termination Date payable no later than ten (10) days following the Termination Date;

(ii) reimbursement for any unreimbursed business expenses incurred through the Termination Date in accordance with Section 3(e) of this Agreement, payable in accordance with applicable Company plan or policy;

(iii) all other payments, benefits or fringe benefits to which Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant payable in accordance with the applicable plan, policy or award agreement (the payments described in (i), (ii), and (iii) hereof, collectively, the “Accrued Benefits”);

(iv) any Annual Bonus for the preceding fiscal year which, as of the Termination Date, has not been paid, and which would have been paid but for Executive’s termination of employment, such Annual Bonus to be paid at the same time as annual bonuses for such fiscal year are generally payable to other senior executives of the Company (the “Prior Year Bonus”);

(v) a pro-rata portion of the Annual Bonus Executive would have earned for the performance year in which the Termination Date occurs based on actual performance, with such pro-rata portion determined based on the quotient determined by dividing the number of days between the beginning of the performance period in which such termination occurs and the Termination Date, divided by 365 (the “Pro-Rata Annual Bonus”), which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company; and

(vi) effective as of the Termination Date, immediate vesting in full of the outstanding and then-unvested portion of Long-Term Incentive Awards held by Executive, which will be settled within thirty (30) days following Executive’s Termination Date.

Following any such termination of Executive’s employment, except as set forth in this Section 4(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Termination by the Company for Cause; Resignation by Executive without Good Reason; Executive’s election not to renew the Term. The Company may terminate Executive’s employment at any time for Cause and Executive may terminate his employment at any time without Good Reason upon one hundred eighty (180) days’ advance written notice to the Company and upon Executive’s election not to renew the Term in accordance with Section 1 hereof. If Executive’s employment is terminated by the Company for Cause, if Executive resigns without Good Reason or if Executive elects not to renew the Term, Executive shall be entitled to only the Accrued Benefits.

(d) Termination by the Company without Cause; Resignation by Executive with Good Reason (Other than During Protection Period). The Company may terminate Executive’s employment at any time without Cause, effective upon delivery to Executive of written notice in accordance with Section 4(a)(v), and Executive may voluntarily resign employment with the Company with Good Reason (as defined below). In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), or Executive voluntarily resigns with Good Reason, in either case other than during the Protection Period (as defined below), subject to Section 4(g) below (other than with respect to Section 4(d)(i)), Executive shall be entitled to:

(i) the Accrued Benefits;

(ii) an amount in cash equal to two and one-half (2.5) times the sum of (x) Executive’s Base Salary plus (y) Executive’s Target Annual Bonus, which will be paid to Executive in substantially equal installments in accordance with the Company’s payroll practices as of the Termination Date over the two and one-half (2.5) year period following the Termination Date; provided that to the extent any such payments constitute “nonqualified deferred compensation” for the purposes of Code Section 409A (as defined in Section 17 hereof), any such payment scheduled to occur prior to the first regularly scheduled payroll period following the Release Effective Date shall not be paid until the first regularly scheduled payroll period following the Release Effective Date and shall include payment of any amount that was otherwise schedules to be paid prior thereto;

(iii) payment of any Prior Year Bonus and the Pro-Rata Annual Bonus;

(iv) effective as of the Termination Date, immediate vesting in full of the outstanding and then-unvested portion of Long-Term Incentive Awards held by Executive, which will be settled within thirty (30) days following Executive’s Termination Date; and

(v) subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), continued coverage under the Company’s health and welfare plans during the two and one-half (2.5)-year period following the Termination Date in which Executive was participating immediately prior to the Termination Date; provided, that the continued participation is possible under the general terms and provisions of such benefit programs. If such continued participation is barred, then the Company will arrange to provide Executive and his eligible dependents with substantially similar coverage to that which such persons would have otherwise been entitled to receive under such benefit programs from which such continued participation is barred. In either case, however, Executive will be required to continue to pay, on a pre-tax or after-tax basis, as applicable, his portion of the cost of such coverages as in effect on the Termination Date, and the Company will continue to pay its portion of such costs, as in effect at the time of the Termination Date.

(e) Termination by the Company without Cause; Resignation by Executive with Good Reason During the Protection Period. In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), or Executive voluntarily resigns with Good Reason, in either case during the period beginning on the date that is six (6) months before the occurrence of a Change of Control and ending twenty-four (24) months after the occurrence of a Change of Control (such period, the “Protection Period”), subject to Section 4(g) below (other than with respect to Section 4(e)(i)), Executive shall be entitled to:

(i) the Accrued Benefits;

(ii) an amount in cash equal to three (3) times the sum of (x) Executive’s Base Salary and (y) Executive’s Target Annual Bonus (the “CoC Severance”), which will be paid to Executive in a single lump-sum on the first regularly schedule payroll period following the Release Effective Date;

(iii) payment of any Prior Year Bonus and the Pro-Rata Annual Bonus;

(iv) effective as of the Termination Date, immediate vesting in full of the outstanding and then-unvested portion of Long-Term Incentive Awards held by Executive, which will be settled within thirty (30) days following Executive’s Termination Date; and

(v) subject to Executive’s timely election of continuation coverage under COBRA, continued coverage under the Company’s health and welfare plans during the three (3)-year period following the Termination Date in which Executive was participating immediately prior to the Termination Date; provided, that the continued participation is possible under the general terms and provisions of such benefit programs. If such continued participation is barred, then the Company will arrange to provide Executive and his eligible dependents with substantially similar coverage to that which such persons would have otherwise been entitled to receive under such benefit programs from which such continued participation is barred. In either case, however, Executive will be required to continue to pay, on a pre-tax or after-tax basis, as applicable, his portion of the cost of such coverages as in effect on the Termination Date, and the Company will continue to pay its portion of such costs, as in effect at the time of the Termination Date.

(f) Termination upon the Conclusion of the Term.

(i) Executive’s employment will terminate automatically upon the Company’s election not to renew the Term in accordance with Section 1 hereof. Upon Executive’s termination of employment upon the Company’s election not to renew the Term, Executive shall be deemed to have incurred a termination by the Company without Cause and shall be entitled to the payments and benefits set forth in Section 4(d) or Section 4(e), as applicable.

(ii) Executive may terminate his employment upon Executive’s election not to renew the Term in accordance with Section 1 hereof. If Executive elects not to renew the Term, (i) Executive shall be entitled to the Accrued Benefits, and (ii) subject to Section 4(g) below and Executive’s continued compliance with Section 7 hereof as if Executive had remained employed by the Company during the Extension Term (as defined below), any Long-Term Incentive Awards granted to Executive during the Term will continue to vest during the two and a half (2.5) year period following Executive’s termination of employment at the conclusion of the Term (the “Extension Period”) as if Executive had remained employed by the Company during such Extension Period; provided, however, the vesting schedule for each award that would not otherwise fully vest by the end of the Extension Period shall be modified as of the Termination Date to provide that all remaining unvested equity shall vest pro-rata during the Extension Period with such pro-rata portion determined for each outstanding equity-based award by multiplying the unvested portion of such award as of the conclusion of the Extension Period by a fraction, the numerator of which is the number of days between (i) the vesting date that immediately precedes the conclusion of the Extension Period, and (ii) the conclusion of the Extension Period and the denominator of which is the total number of days between the immediately preceding vesting date and the final vesting date associated with such award.

(iii) Following the termination of Executive’s employment by the Company without Cause or by Executive with Good Reason or upon the conclusion of the Term, except as set forth in Section 4(d), Section 4(e) or Section 4(f) hereof, Executive shall have no further rights to any compensation or any other benefits under this Agreement. Payments and benefits provided in Section 4(d), Section 4(e) or Section 4(f) shall be in lieu of any termination or severance payments or benefits for which Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(g) Release of Claims, Continued Compliance. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit (other than the Accrued Benefits) pursuant to Section 4(d), Section 4(e) or Section 4(f) (collectively with respect to either Section 4(d), Section 4(e) or Section 4(f), as applicable, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the release of claims in a form provided by the Company (and the expiration of any revocation period contained in such release of claims) within sixty (60) days following the Termination Date (the date on which the release becomes effective and no longer subject to revocation, the “Release Effective Date”). Any delay in the payment of the Severance Benefits shall not extend the period of time that the Severance Benefits are payable. If Executive fails to execute the release of claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60)-day period, or timely revokes Executive’s such release following its execution, Executive shall not be entitled to any of the Severance Benefits.

5. Code Section 280G. To the extent that any amount payable to Executive hereunder, when combined with any other payment or benefit (collectively, the “Payments”, which shall include, without limitation, the vesting of any equity awards or other non-cash benefit or property) that could be considered a “parachute payment,” as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), exceed the limitations of Section 280G of the Code such that an excise tax will be imposed under Section 4999 of the Code, the Payments shall be either (a) reduced (but not below zero) so that the present value of such total Payments received by Executive will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such Payments received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code, such parachute payments shall be reduced in the following order: (a) any Prior Year Bonus, (b) any portion of the CoC Severance Payment that is not “nonqualified deferred compensation” for purposes of Code Section 409A (c) any other cash amounts payable to Executive (including the Restricted Cash) that is not “nonqualified deferred compensation” for purposes of Code Section 409A, (d) any benefits continuation valued as parachute payments, (e) any accelerated vesting of any equity awards and (f) any portion of the CoC Severance Payment and any other cash amounts that are “nonqualified deferred compensation” for purposes of Code Section 409A, or (b) paid in full, whichever of (a) or (b) produces the better net after tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). For purposes of making the calculations and determinations required by this Section 5, the Company may engage an independent accounting firm or independent counsel to make such determinations, which shall be conclusive and binding on the Company and Executive, and such independent accounting firm or independent counsel may rely on reasonable, good faith assumptions and approximations concerning the applicable of Section 280G and Section 4999 of the Code.

6. Selected Definitions.

(a) “Cause” shall mean a termination of Executive’s employment by the Company due to any of the following: (i) embezzlement, theft or other willful and material misappropriation by Executive of any Company property; (ii) Executive’s willful and material breach of any fiduciary duty to the Company or any of its subsidiaries; (iii) Executive’s willful and material failure or refusal to comply with laws or regulations applicable to Company and its business, or the policies of the Company governing the conduct of its employees that causes material harm to the Company; (iv) commission by Executive of a felony or of any crime involving moral turpitude, fraud, or misrepresentation; (v) the willful and material failure or refusal of Executive to perform his reasonably assigned job duties in accordance with Company policy; or (vi) any gross negligence or willful misconduct of Executive resulting in a material loss to the Company, or material damage to the reputation of the Company.

(b) “Change of Control” shall have the meaning ascribed to such term in the Company’s Fifth Amended and Restated Executive Severance Plan, as amended and restated effective February 1, 2021, and any successor thereto.

(c) “Disability” shall be defined as the inability of Executive to have performed Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any 365-day period as determined by the Board in its reasonable discretion.

(d) “Good Reason” shall mean a termination of Executive’s employment by Executive within thirty (30) days of the Company’s failure to cure, in accordance with the procedures set forth below, any of the following events: (i) a reduction of ten percent (10%) or more in Executive’s Base Salary or annual incentive opportunity set forth in Section 3 hereof; (ii) a material reduction in Executive’s duties and responsibilities as of the Effective Date; (iii) the assignment to Executive of duties that are materially inconsistent with his duties as Chief Executive Officer of the Company; (iv) relocation of Executive’s principal office to a location that is more than fifty (50) miles from Executive’s principal office at the time of such relocation; or (v) a material breach of any material provision of this Agreement by the Company. A termination hereunder shall not be treated as a termination for Good Reason (x) if Executive shall have consented in writing to the occurrence of the event giving rise to the claim of termination for Good Reason, or (y) unless Executive shall have delivered a written notice to the Board within three (3) months of his having actual knowledge of the occurrence of one of such events stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination. The Company shall have a period of thirty (30) days from the date of notice to cure (if such occurrence is capable of cure). The effective date for Executive’s resignation for Good Reason (in the absence of cure) will be the earlier of the date of expiration of the Company’s cure period and the date that the Company advises Executive in writing that it does not intend to cure. For the purposes of delivery of notice under subsections (ii) and (iii) a material reduction or change in Executive’s duties that occurs incrementally over a period of time (not to exceed twelve (12) months) shall be deemed to have occurred when such reduction or change, in the aggregate, becomes material.

7. Restrictive Covenants

(a) Confidentiality. During the course of Executive’s employment with the Company, Executive will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. Executive agrees that Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties and for the benefit of the Company, either during the period of Executive’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by Executive during Executive’s employment by the Company (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Nothing contained in this Agreement shall be construed to prohibit Executive from reporting possible violations of federal or state law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any whistleblower provisions of federal or state law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body.

(b) Noncompetition; Nonsolicitation.

(i) During the Employment Period and for a period of one (1) year following the Termination Date, Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to HCA Healthcare, Inc., Community Health Systems, Inc., Universal Health Services, Inc., Surgery Partners, Inc., or any of their respective affiliates or successors in interest (the “Restricted Entities”). Notwithstanding the foregoing, (i) nothing herein shall prohibit Executive from being a passive owner of not more than one percent (1%) of the equity securities of Restricted Entities, so long as Executive has no active participation in the business of such corporation and (ii) in the event a Restricted Entity becomes an affiliate of Company, this provision shall no longer apply with respect to such Restricted Entity.

(ii) During the Employment Period and for a period of two (2) years following the Termination Date, Executive agrees that Executive shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any employee of the Company or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or soliciting any such employee. An employee shall be deemed covered by this Section (ii) while so employed or retained and for a period of six (6) months thereafter; provided, however, that the Company will, in good faith, consider exempting any employee who was terminated by the Company or any of its subsidiaries or affiliates.

(c) Nondisparagement. Executive agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products other than in the good faith performance of Executive’s duties to the Company while Executive is employed by the Company, it being understood and agreed that disparagement does not include compliance with legal process or subpoenas to the extent only truthful statements are rendered in such compliance attempt, statements in response to any inquiry from a court or regulatory body, or statements or comments in rebuttal of media stories or alleged media stories. Further, nothing in this Agreement (i) is intended to or purports to infringe on Executive’s right to disclose information about unlawful acts in the workplace, including, but not limited to, sexual harassment, or (ii) prohibits Executive from speaking with law enforcement, the Equal Employment Opportunity Commission, any state or local division of human rights or fair employment agency or Executive’s attorney. The Company will instruct its board members and senior executives not to make any negative comments or otherwise defame or disparage Executive to any third parties, except as required by law, it being understood and agreed that disparagement does not include compliance with legal process or subpoenas to the extent only truthful statements are rendered in such compliance attempt, statements in response to any inquiry from a court or regulatory body, or statements or comments in rebuttal of media stories or alleged media stories.

(d) Trade Secrets. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that — (i) is made — (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(e) Reasonableness of Restrictive Covenants. In signing this Agreement, Executive gives the Company assurance that Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 7 hereof. Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by the restraints. Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. Executive further covenants that Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 7, and that Executive will reimburse the Company and its affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 7 if Executive challenges the reasonableness or enforceability of any of the provisions of this Section 7. It is also agreed that each of the Company’s affiliates will have the right to enforce all of Executive’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 7.

(f) Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 7 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(g) Tolling. In the event of any violation of the provisions of this Section 7, Executive acknowledges and agrees that the post-termination restrictions contained in this Section 7(b) shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

8. Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to Executive at his last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Board (with a copy to the General Counsel of the Company), or to such other address as either party may specify by notice to the other actually received.

9. Complete Agreement. This Agreement embodies the complete agreement and understanding among Executive and the Company and its subsidiaries with respect to the subject matter hereof and shall supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way other than the agreements referenced herein or any agreement which by its terms continues beyond Executive’s termination of employment.

10. Indemnification. The Company shall cover Executive acting in his capacity as an officer or director of the Company or any of its affiliates or subsidiaries, under the directors’ and officers’ liability insurance policies maintained by the Company for the benefit of similarly situated current and former directors and officers.

11. No Assignment. This Agreement is personal to each of the parties hereto, and no party may assign or delegate any right or obligation hereunder without first obtaining the written consent of the other party hereto.

12. Counterparts; Delivery by Facsimile or PDF. This Agreement may be executed in separate counterparts (including by facsimile or PDF signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or PDF, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

13. Withholding Taxes. The Company may withhold from any and all amounts payable to Executive hereunder such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

14. Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the state of Texas without giving effect to provisions thereof regarding conflict of laws.

15. Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE PARTIES HERETO ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTY. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE COMPANY AND EXECUTIVE FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH THEIR RESPECTIVE LEGAL COUNSEL, AND

THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES THEIR RESPECTIVE JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

16. Amendment and Waiver. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

17. Section 409A.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (a) all expenses or other reimbursements hereunder will be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (b) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanges for another benefit, and (c) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any table year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 17(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(d) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

18. Survival. The provisions contained in Sections 5, 7 through 11, 13, 14, 15 and 17 hereof shall survive the termination or expiration of the Term and Executive’s employment with the Company and shall be fully enforceable thereafter.

*     *     *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date written below.

TENET HEALTHCARE CORPORATION

By:	/s/ Ronald A. Rittenmeyer
Name: Ronald A. Rittenmeyer
Title: Executive Chairman

Date: August 31, 2021

Accepted and Agreed:

/s/ Saumya Sutaria
Name: Saumya Sutaria
Date: August 31, 2021

[Signature Page to S. Sutaria Amended and Restated Employment Agreement]